FORM 8-K


                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON D.C. 20549




                                 CURRENT REPORT
                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934


                          Date of Report: July 25, 2001

                 Date of Earliest Event Reported: July 24, 2001


                            DOLLAR TREE STORES, INC.
             (Exact name of registrant as specified in its charter)

                         COMMISSION FILE NUMBER: 0-25464

                 VIRGINIA                            54-1387365
     (State or other jurisdiction of               (I.R.S. Employ
      incorporation or organization)                Identification No.)

                                500 Volvo Parkway
                              Chesapeake, VA 23320
                    (Address of principal executive offices)

       Registrant's telephone number, including area code: (757) 321-5000






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Item 9. Regulation FD Disclosure

The following summarizes information distributed in a press release on July 24, 2001 and in a publicly available telephone conference call the same day. In addition, the condensed consolidated financial statement information included in the press release is attached as Exhibit 99.1. The Company is filing this Form 8-K pursuant to the Securities and Exchange Commission's Regulation FD.

Earnings

Earnings per common share were $0.19 in the second quarter of 2001 compared to $0.19 for the first quarter of 2000 ($0.22 in 2000 excluding merger-related costs and expenses and extraordinary items).

Year-to-date earnings per common share were $0.29 in 2001 compared to $0.31 in 2000 ($0.34 in 2000 excluding merger-related costs and expenses and extraordinary items). Net earnings available to common shareholders were $32.4 million through June 2001 compared to $33.7 million through June 2000.

Sales

Sales for the quarter increased 14.5% to $440.4 million compared to sales of $384.5 million for the second quarter of 2000. Comparable store net sales, which include sales at expanded or relocated stores, decreased 2.7% for the second quarter compared to the prior year period. Excluding the positive effect of expanded or relocated stores, comparable store net sales decreased approximately 6.1% for the quarter. This decrease was primarily caused by the shift of the Easter selling season by one week and the 14.3% comparable store net sales increase in the second quarter of 2000.

Year-to-date net sales were $827.7 million in 2001 compared to $711.6 million in 2000. Comparable store net sales, which include sales at expanded or relocated stores, decreased 1.3% for the six-month period.

As we open our larger format stores, sales at our existing stores (especially core stores) near the new or expanded large format stores may be negatively affected. We believe this is because of the wider array of merchandise offerings and the improved shopping environment in our larger format stores. We expect this to continue as we increase the number of larger format stores in our existing markets.

Gross Margin

For the quarter, gross margin was 35.7% compared to 35.6% for the second quarter of 2000. Excluding merger related costs, gross margin in the second quarter of 2000 was 35.9%. This decrease in gross margin resulted primarily from increases in shrink and markdowns and from loss of leverage on occupancy costs. The

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increase in shrink was due to continuing challenges in operating our
Philadelphia distribution network. The increase in markdowns was primarily related to special promotions in select stores. These increases were partially offset by improved merchandise costs due to better pricing from vendors and a higher mix of import merchandise compared to last year. In addition, we terminated a purchase agreement previously entered into by Dollar Express and recognized a $1.6 million gain. The gain related to the unamortized portion of a payment received upon commencement of the contract.

Operating Expenses and Other Items

For the quarter, operating expenses, as a percentage of net sales, were 24.7% compared to 23.7% in the second quarter of 2000. Excluding merger related expenses in the second quarter of 2000, operating expenses were 22.8%. The increase in operating expenses was primarily caused by increases in payroll-related costs, including insurance, and loss of leverage resulting from decreased comparable store net sales. In addition, certain expenses, such as store supplies and repairs and maintenance costs were slightly higher than the prior year primarily as a result of opening more larger format stores. We are actively managing our operating expenses.

Inventories

Inventory at June 30, 2001 increased approximately 17.6% compared to June 30, 2000. Inventory in comparable stores increased approximately 5%, excluding the Dollar Express stores. Excluding our Philadelphia distribution center, distribution center inventories decreased approximately 16%. The decrease in distribution center inventory levels is the result of improved planning of receipts in 2001, including moving the receipt of our seasonal merchandise closer to the respective holiday season.

Real Estate

Year-to-date we opened 149 new stores, closed 15 stores and expanded or relocated 53 stores. Of the 149 stores opened in 2001, 109 stores were our larger format stores and 40 were our core stores. Of the 1,863 stores open at June 30, 2001, 526 are our larger store format, which average approximately 10,800 square feet, and 1,337 are our core stores, which average approximately 4,300 square feet.

As planned, we converted 57 of the Dollar Express stores during the first half of 2001. These conversions have resulted in up to double digit improvements in those stores' comparable store net sales compared to pre-conversion results. We plan to convert an additional 16 Dollar Express stores by September 2001.

Distribution Centers

We expect to begin shipping from our new Briar Creek distribution center in mid-August, approximately 6 months ahead of schedule. We expect to incur approximately $1 million to $2 million of costs in connection with our transition to the new Briar Creek facility. These estimated costs include the lease loss charge that will be incurred to write-off our remaining lease


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commitment and fixed assets at our Philadelphia distribution facilities. Our new
Briar Creek facility will serve our Dollar Express and Spain's stores as well as our Dollar Tree stores in the Northeast.

Supply Chain

We are currently operating POS in the initial test phase in select stores. We plan to proceed with our rollout to up to 150 stores during the third and fourth quarter, contingent on the success of our initial test phase.

Other Information

On July 19, 2001, we were served a suit in which a California store manager alleges that he should have been classified as a non-exempt salaried employee, and, therefore, should have received overtime compensation in addition to his salary. The suit also requests that the California state court certify the case as a class action on behalf of the managers in all of our California stores. We will vigorously defend ourselves in this matter. At this stage in the litigation it is too early to predict our ultimate liability, if any, related to these allegations.

Outlook

Third Quarter
We believe that our comparable store net sales could decrease as much as 3.0% for the third quarter of 2001. This is based on continued weak sales to date in July and a 5.3% comparable store net sales increase in the third quarter of 2000.

We expect gross margin to be between 35.0% and 35.5%. This expectation reflects the high proportion of consumable products we traditionally sell during the third quarter as well as current sales trends.

Selling, general and administrative expenses (excluding depreciation and amortization) are expected to increase 25% to 26% compared to third quarter 2000, excluding the transition costs associated with our move to our new Briar Creek distribution center, which we estimate will be between $1 million and $2 million.

We expect interest expense will be approximately $0.5 million for the third quarter.

Fourth Quarter
We are planning for a 2.0% increase in comparable store net sales for the fourth quarter of 2001.

We expect gross margin for the quarter will be between 38.0% and 38.3% compared to gross margin of 39.0% in the fourth quarter of 2000.

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A WARNING ABOUT FORWARD-LOOKING STATEMENTS:

This filing contains "forward-looking statements" as that term is used in the Private Securities Litigation Reform Act of 1995. Forward-looking statements address future events, developments or results and typically use words such as believe, anticipate, expect, intend, plan or estimate. For example, our forward-looking statements include statements regarding:

     o the effect on sales at our existing stores resulting from opening our larger format stores;

     o    the planned conversion of the Dollar Express stores;

     o    the  timing  and  costs   associated  with  opening  the  Briar  Creek
          distribution center;

     o    our POS initiative;

     o    comparable store sales results in future periods; and

     o future gross margins and merchandise mix, selling, general and administrative expenses (excluding depreciation and amortization) and interest expense.

These forward-looking statements are subject to numerous risks and uncertainties that may affect us including:

     o    adverse weather and economic conditions, such as consumer confidence;

     o possible difficulties in meeting our sales and other expansion goals and anticipated comparable store net sales results, which may result in loss of leverage of selling, general and administrative expenses;

     o the difficulties and uncertainties in adding and operating larger stores, with which we have less experience;

     o the seasonality of our sales and the importance of our fourth quarter operating results;

     o increase in the cost of or disruption of the flow of our imported goods, especially from China;

     o the difficulties in managing our aggressive growth plans, including opening stores on a timely basis;

     o possible delays, costs and other difficulties in integrating Dollar Express with our business;

     o possible increases in merchandise costs, shipping rates, freight costs, wage levels, inflation, competition and other adverse economic factors; and

     o the capacity and performance of our distribution system and our ability to expand its capacity in time to support our sales growth.

For a discussion of the risks, uncertainties and assumptions that could affect our future events, developments or results, you should carefully review the "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" sections in our Annual Report on Form 10-K filed March 30, 2001. Also, carefully review "Risk Factors" in our most recent prospectuses filed November 15, 2000 and August 3, 2000. In light of these risks


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and uncertainties, the future events, developments or results described by our forward-looking statements in this document could turn out to be materially and adversely different from those we discuss or imply.

We are not obligated to release publicly any revisions to any forward-looking statements contained in this filing to reflect events or circumstances occurring after the date of this report or to reflect the occurrence of future events and you should not expect us to do so.

Item 7. FINANCIAL STATEMENTS AND EXHIBITS

(c)      Exhibits

Exhibit #         Description

99.1 Condensed consolidated financial statement information for Dollar Tree Stores, Inc. and subsidiaries as of June 30, 2001 and 2000 and for the three and six months ended June 30, 2001 and 2000.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

DATE: July 25, 2001

                                    DOLLAR TREE STORES, INC.


                                    By:     /s/ Frederick C. Coble
                                            --------------------------------
                                            Frederick C. Coble
                                            Chief Financial Officer